CORPORATE PARTICIPANTS

Tripp Sullivan

Corporate Communications, Inc. — IR Contact

Robert Alderson

Kirkland’s, Inc. — President and CEO

Mike Madden

Kirkland’s, Inc. — SVP and CFO

CONFERENCE CALL PARTICIPANTS

Chris Rapalje

SunTrust Robinson Humphrey — Analyst

Brad Leonard

BML Capital Management, LLC — Analyst

Maria Vizuete

Piper Jaffray & Co. — Analyst

Keith Curtis

Brant Point Capital Management — Analyst

PRESENTATION

Operator

Good day, everyone, and welcome to the Kirkland’s, Inc. conference call. Today’s call is being recorded.

At this time for opening remarks and introductions, I would like to turn the call over to Mr. Tripp Sullivan of Corporate Communications. Please go ahead, sir.

Tripp Sullivan — Corporate Communications, Inc. — IR Contact

Thank you. Good morning, and welcome to this Kirkland’s, Inc. conference call to review the Company’s results for the first quarter of fiscal 2009.

On the call this morning are Robert Alderson, President and Chief Executive Officer, and Mike Madden, Senior Vice President and Chief Financial Officer.

The results as well as notice of the accessibility of this conference call on a listen-only basis over the Internet were released earlier this morning in a press release that has been covered by the financial media. Except for historical information discussed during this conference call, the statements made by Company management are forward-looking, and made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995.

Forward-looking statements involve known and unknown risks and uncertainties, which may cause Kirkland’s actual results in future periods to differ materially from forecasted results. Those risks and uncertainties are more fully described in Kirkland’s filings with the Securities and Exchange Commission, including the Company’s annual report on Form 10K filed on April 20, 2009.

With that said, I’ll turn the call over to you, Robert.

Robert Alderson — Kirkland’s, Inc. — President and CEO

Thanks, Tripp, and good morning, everyone. We appreciate you joining us today.

We are pleased to report positive comparable store sales and strong earnings results for the first quarter of fiscal 2009. This was our first profitable first quarter since 2004, and our best earnings performance in a first quarter since becoming a public company.

The bottom line results were driven by strong improvements in our merchandise and operating margins versus the prior year. We remain in a very solid financial position, ending the quarter with a cash balance in excess of $31 million, and no debt.

Mike Madden, our CFO, will now walk you through the first quarter results and our financial position. Mike?

Mike Madden — Kirkland’s, Inc. — SVP and CFO

Thanks, Robert, and good morning. I’ll start with a review of the first quarter income statement.

For the first quarter ended May 2, 2009, we reported net income of $3.5 million or $0.17 per diluted share versus a net loss of $2.6 million or $0.13 per diluted share for the prior-year quarter. Net sales were $83.3 million, a 0.9% decrease from $84.1 million in the prior-year quarter.

We operated 30 fewer stores on average during the quarter as compared to the prior period. Average sales per store were up 9.3% versus the first quarter of 2008, and up 19.5% versus the first quarter of 2007. Comparable store sales increased 5.2% for the quarter. Comps increased 8.2% in our mall stores and increased 4.2% in our off-mall stores. However, average sales volume in our off-mall stores was 19% higher than in our mall stores during the first quarter.

A higher average ticket drove the comp sales increase. The higher ticket was driven by a strong increase in the average retail selling price, offset by a small decline in items per transaction. Transactions were down slightly for the quarter, reflecting a decline in customer conversion rates, partially offset by a slight increase in customer traffic. These results were consistent between our mall and off-mall stores.

From a geographic standpoint, our best performing area was the south-central part of the country, including Texas, Louisiana and Mississippi. We also noted improvement in our Midwestern stores. Our Florida stores showed slightly positive results, but still lagged the overall Company. Our weakest performing states were Arizona and North Carolina.

Merchandise categories performing strongest were decorative accessories, wall decor, frames and gifts. These results underscore the benefits we have realized from shifting the merchandise mix to include more gifts and impulse buys.

In real estate, we opened three stores and closed 10 stores during the quarter. At the end of the quarter, we operated 292 stores, 209 off-mall stores, and 83 mall stores, representing a 72% off-mall, 28% mall venue distribution. Total square footage under lease decreased 9% from the prior year, while total store units declined by 10%.

Gross profit margin for the first quarter increased to 38.6% of sales from 32% in the prior year. The components of reported gross profit margin were as follows. First, merchandise margin increased 310 basis points as a percentage of sales. Merchandise margins benefited equally from higher initial markups and lower markdowns. Initial markups increased primarily due to significantly lower ocean freight costs.

The global economic downturn has reduced the demand in US for goods exported from Asia, which has forced steamship lines to aggressively compete to fill excess capacity on their vessels and protect market share. Lower bunker fuel costs also helped our initial margins.

We also continued to experience strong sellthrough rates in our key merchandise categories, resulting from improved product selection and a positive reception from our customers. These factors led to lower markdown rates and provided a fresh merchandise mix throughout the quarter.

Secondly, store occupancy costs decreased 240 basis points as a percentage of sales. This decline resulted from favorable lease renewal terms, comp sales leverage, the closure of underperforming stores, and our continued shift to less costly but more productive off-mall real estate locations.

In connection with the closure of 10 stores during the quarter, we reversed deferred rent liabilities associated with those stores by $566,000, which also had a favorable impact on the occupancy ratio.

Third, outbound freight costs decreased 100 basis points as a percentage of sales, reflecting a decline in diesel fuel costs, the shift of two markets to direct-to-store delivery methods, and leverage from the comp sales increase.

Diesel fuel prices, which make up a significant portion of our outbound freight costs, were down over 40% as compared to the prior-year quarter. Recent trends in fuel prices suggest that we should expect less of this benefit as the year progresses.

Lastly, central distribution costs decreased 10 basis points as a percentage of sales as compared to the prior-year quarter.

Operating expenses for the quarter were $24.3 million, or 29.2% of sales as compared to $25.1 million or 29.8% of sales for the prior-year quarter. Operating expenses declined as a percentage of sales, primarily as a result of comp sales leverage. Operating expenses at the store level decreased to 90 basis points for the quarter, while corporate operating expenses increased 30 basis points.

Corporate expenses were impacted by higher bonus accruals as compared to the prior-year quarter, which accounted for all the increase in the ratio.

Depreciation and amortization decreased 100 basis points as a percentage of sales, reflecting the large reduction in capital expenditures during 2008, impairment charges taken in prior periods, and the decline in the store count in recent fiscal years.

Interest and other income totaled $33,000 this quarter as compared to $273,000 in the prior year. The prior-year results included the sale of our corporate airplane, which resulted in a gain of $213,000.

We recorded income tax expense of $583,000, or 14.4% of pretax income during the quarter, versus zero tax expense recorded in the prior-year quarter. Based on our first quarter results and our forecast for the fiscal year, we anticipate generating sufficient pretax profit to allow us to reverse the remaining valuation allowance that is recorded on our deferred tax assets.

Our effective rate of 14.4% for the first quarter takes into account the reversal of a portion of this valuation allowance. The ultimate effective rate that is recorded for fiscal 2009 will depend heavily on our operating performance for the remaining three quarters of the year.

In the prior year, although we were in a loss position, our tax benefit was limited, due to the exhaustion of our ability to carry back losses to prior periods. Therefore, no tax benefit was recorded in the prior-year quarter.

Net income for the quarter was $3.5 million, or $0.17 per diluted share as compared to a net loss of $2.6 million, or $0.13 per diluted share in the prior-year quarter.

Turning to the balance sheet and the cash flow statement, inventories at May 2, 2009 were $39 million, or $134,000 per store as compared to $41.6 million, or $128,000 per store in the prior-year quarter. The increase on a per-store basis is primarily due to an increase in average square footage per store. This level of inventory is consistent with our financial plan, and we plan to end the second quarter of 2009 with inventory levels in the range of 39 million to 41 million.

At the end of the quarter, we had $31.1 million in cash on hand. The decline in cash from the end of the year was the result of income tax payments during April 2009. No borrowings were outstanding in our revolving line of credit, and we had net availability under the line of credit of approximately $21.7 million. We do not expect to borrow from our line of credit facility during fiscal 2009.

Accounts Payable levels declined versus the prior year as a result of the reduction in store count and the related inventory receipt flow. Income taxes payable was $1.5 million at the end of the quarter as compared to zero in the prior year. During the first quarter of 2009, we made income tax payments of $5.6 million. During the prior-year quarter, we received the refunds of $2 million.

For the quarter, capital expenditures were $2.3 million, primarily related to new store construction and the purchase of new point-of-sale software. The remainder of our capital expenditures related to the maintenance of our distribution center and our IT infrastructure, and leasehold improvements to our stores and corporate facilities.

The final item I’ll cover before turning it over to Robert is to provide an update on our outlook for fiscal 2009. Based on current trends in first quarter results, we have updated our outlook for the fiscal year. This outlook does not account for a further deterioration in the macroeconomic environment. Should the recession more severely impact consumer spending in our stores during the upcoming year, we will revise our expectations accordingly.

As it relates to store count, our expectations are relatively unchanged. We ended the first quarter with 292 stores as compared to 325 at the end of the prior-year quarter, a reduction of 33 stores. For fiscal 2009, we expect to average approximately 30 fewer stores per quarter than the comparable quarters of 2008.

Closings for the year expected to be approximately 35 to 40 stores, with about half of these occurring in the first two quarters of the year, and the remainder occurring after the holiday season in January 2010.

New store openings are expected to be approximately 15 to 20 in fiscal 2009, with about half of these occurring in the first two quarters of the year, and the other half in the third and early fourth quarters.

Our topline expectations are for total sales to decline moderately from fiscal 2008 due to the store count decline. As a result of the comparable store sales results to date, we expect comparable store sales for the full fiscal year to be positive. While extremely early in the second quarter, comp sales have continued on the first quarter’s trend.

Our preparation for Mother’s Day led to strong sales results to start the quarter. However, we note that the retail environment is still difficult to gauge and predict. We are cautiously optimistic about the remainder of the year, given the positive trends we have experienced, but remain careful in what is an unprecedented economic situation.

Full-year merchandise and operating margins are expected to be moderately above fiscal 2008 levels. Should the economy continue to weaken during 2009, merchandise margins would likely come under more pressure than the operating margin, which should continue to benefit from lower store occupancy costs and lower depreciation expenses.

Because of several holidays and spring clearance in preparation for the fall season, the second quarter is more promotional. Our semiannual big sale and clearance is held in late June and July, and we also provide special promotions for Mother’s Day, Memorial Day and the Fourth of July. The Memorial Day and Fourth of July events also provide additional clearance opportunities.

It generally takes a little more promotional activity to generate traffic during the summer months preceding the back-to-school season. As a result, we expect merchandise margins to be somewhat lower than those recorded in the first quarter. However, we still expect margins to increase over the prior year’s second quarter, as we anticipate the benefit from a cleaner merchandise mix and lower inbound transportation costs for ocean freight, as well as lower outbound transportation costs from our DC.

With these considerations, we expect positive second quarter pretax earnings, but not at the level achieved in the first quarter.

Turning back to the full year, with no significant changes in our operating cost structure and a decline in depreciation expenses expected throughout the year, we anticipate full-year pretax earnings to be moderately above the levels of fiscal 2008. As always, fourth quarter performance heavily impacts our full-year earnings results.

Based on these expectations, our full-year effective tax rate is estimated to be 14.4%. This rate will be adjusted based on the actual operating performance throughout the fiscal year, and therefore, we’ll provide an update on this each quarter.

As we mentioned in the last call, the tax rate is difficult to model in 2009, due to the status of the valuation allowance on our deferred tax assets, and the accounting rules that govern the timing of any changes to the amount of the valuation allowance. Therefore, we continue to stress operating income and pretax income as the most relevant measurements of our business performance in 2009.

We expect to be cash flow positive in 2009, with capital expenditures for new store openings and other infrastructure investments covered by existing cash flows. We do not expect any borrowings on our line of credit during the year.

Total capital expenditures are expected to be in the range of $9 million to $10 million, which includes 15 to 20 new store openings. Net of landlord allowances, we would expect capital expenditures to be in the range of $5 million to $6 million.

I’ll now turn it back over to Robert.

Robert Alderson — Kirkland’s, Inc. — President and CEO

Thanks, Mike. We’re very pleased to begin 2009 with strong first quarter financial results, delivering our fifth straight quarter of positive comparable store sales in our first profitable first quarter since 2004.

The convergence of strong sales and gross margin, expense control and significantly lowered occupancy costs is a winning combination. Inventory levels remain on plan, and inventories both current and very clean, as we continue into the second quarter, contributing to our expectation that favorable gross margin trends will continue.

Again, in 2009, margin gain represents one of our best opportunities to improve profitability. As Mike noted, after several months of rapidly rising transportation costs in 2008, product transportation costs have declined [in boosting] gross profit margin.

We have contractually locked in a portion of our inbound container costs through May 2010, but do expect inbound bunker fuel and outbound diesel fuel costs to trend upward by midyear and beyond, if oil prices, in fact, move higher in accordance with consensus opinion and recent trends.

We are experiencing slight but noticeable at-source product price declines, which have helped our margin results thus far in 2009. Downward pressure on prices could be reasonably expected for the year, should the worldwide economic downturn continue to dampen product demand and generate excess manufacturing capacity.

We were pleased that our stores also experienced slightly positive traffic trends during the first quarter, with stronger improvement evidenced in April. Month-to-month trends within the quarter are less transparent due to the Easter calendar shift.

Traffic was a concern entering the quarter, given continued and apparently long-term problems in the economy. Despite some very recent national survey evidence of improved consumer confidence, in our opinion, the customer remains a bit cautious, as survey responses have yet to translate into widespread actual traffic and sales gains.

In our stores, in the first quarter, traffic was up 1% for the quarter, together with a 700 basis point gain in an average dollar transaction, which we found encouraging and evidence that the customer continues to shop and respond favorably to value and fresh product offerings. We continue to address the customer traffic opportunity with regular and planned value-driven merchandise promotions for which we’ve specially purchased product.

Outside the stores, we continue to regularly communicate with customers by email and credit card communications. During the second quarter, we will communicate with a larger and, hopefully, new-to-Kirkland’s customer group through enhanced Web communication. Also, the first stage of our return to e-commerce is on track to begin and would allow customers to reserve merchandise online for in-store pickup.

Our now four-year-old real estate plan to systematically convert our mall store base to off-mall strip centers continues on pace and is [possibly] affecting profitability, as we replace the successful mall stores with much more profitable off-mall locations. We continue to realize lower occupancy costs on remaining mall stores by renewing certain leases at lower rents.

As previously stated, we will open 15 to 20 new stores this year, while closing 35 to 40. At this point, we expect to open 25 to 30 stores in 2010, and project 25 or fewer closings. Our ability to achieve net new store growth in 2010 and beyond is limited only by our caution in this economic environment and by the number of great opportunities presented.

Building new stores remains a relatively low net cash outlay due to strong landlord contributions. We continue to close unproductive stores as opportunities arise, in accordance with that long-term plan. These store closings require no cash outlay and are key to planned lease expirations and not as a result of the prevailing economic conditions.

The vast majority of our planned closings will be accomplished by midyear 2010. Between now and then and beyond, Kirkland’s will carefully evaluate continuance, allow short-term renewals in mall stores, and begin to renegotiate many of its early strip center deals coming to lease term, in order to adjust rents in line with current market conditions.

We’re able to be very selective in picking store locations, and we intend to press the opportunity to lock in historically low occupancy costs on as many leases as possible for the long-term. New store openings for 2009 are going extremely well and performing substantially above plan. Given the early results, we’re very optimistic about the potential for this class.

While new center development has slowed due to credit market problems and numerous, if not most, retailers slowing new store growth, we’re finding outstanding lease opportunities in both new and existing centers. We don’t expect a significant amount of new center development to be available for us for two to three years and possibly beyond, if the commercial mortgage sector encounters trouble with new loans or loan renewals due to much stricter loan underwriting standards, as has been recently and widely speculated in the wake of bank solvency problems.

We are well aware of the opportunity to gain market share in this period. Even with our experience of several quarters of positive comparable sales coinciding with several high-profile chain store closures in the sector, it’s still somewhat difficult to assess true market share gains. A number of store closings widely predicted for the sector has not occurred, or is occurring much more slowly than anticipated.

Further, a regressing economy has clearly affected customer traffic and spending inclinations. We’re grateful for the positive comparable store gains and continue to believe that, as a recognized and very experienced value operator, we’re very well-positioned with the consumer.

To take advantage of the situation, we are [and soon] we’ll be reaching out in more ways than brick-and-mortar store expansion to aggressively add customers and boost the top line. Since we don’t have special vision as to timing of economic recovery, we can only act with appropriate caution and stay on plan with new store openings, while continuing to focus on merchandise productivity and low-risk, low-cost marketing initiatives that deliver a strong return on investment.

We have suggested in such times the best way to evaluate Kirkland’s as an investment is by gaining some profitability and the strength of our balance sheet, which represents our mindset as managers and our goals for increasing shareholder value. Should economic conditions improve more rapidly than we believe likely, we will be well-positioned as to availability of capital and market opportunity to accelerate new growth appropriately.

As to our progress so far in the second quarter, while it’s early, we’re very pleased to report we had a very strong beginning on Mother’s Day week. That week is the largest planned sales week of the first three quarters of the year, and we did very well in the sales and margin lines. The gift component of the merchandise mix was very well-received, as were the numerous special merchandise opportunities we offer to drive traffic.

We delivered a strong earnings gain in Q1 versus last year, and we expect earnings to improve in the second quarter versus second quarter 2008, but not at the same level, due to tougher comparisons, as our performance reversal in 2008 began to accelerate in the second quarter of last year.

2008 was all about riding the ship. 2009 is about keeping it on course and making it go faster and further. So far, so good, and we look forward to seeing you in our stores.

Operator, Mike and I are prepared to take questions.

QUESTION AND ANSWER

Operator

(Operator Instructions). Chris Rapalje, SunTrust Robinson Humphrey.

Chris Rapalje — SunTrust Robinson Humphrey — Analyst

I had a question on the gross margin. Mike, I think you said that you expected the freight factor to continue to be a positive, but not to the same extent going forward. And I just wanted to confirm that. And then also just understand what was unusual about the first quarter or higher than what you expect going forward?

Mike Madden — Kirkland’s, Inc. — SVP and CFO

Well, I think that what we said on the freight is, in the near-term, that does appear to still be positive for us. I think what you’ve got to watch out for on the freight is fuel costs and in the latter half of the year, and the impact that will have on the inbound as well as the outbound. So it’s fuel is the main factor there that we think might drive those costs up in the back half.

Chris Rapalje — SunTrust Robinson Humphrey — Analyst

So, have you seen any real change in the behavior about how aggressive they’re trying to fill these tankers? Or is that still pretty much where you saw it for first quarter?

Mike Madden — Kirkland’s, Inc. — SVP and CFO

It’s still going down. We’ve got a price decrease last week. And it’s been fairly steady for the whole first quarter and year-to-date, but I don’t think we expect that trend to continue indefinitely.

As we said, the guys that run those steamships are trying to maintain market share, and so they’ve been very aggressive and we’ve been very happy to take advantage of it. How far down it can go or how long it will go, I think just depends on, as we said, what happens with the economy and fuel prices.

The economy’s not been getting much better, but fuel — oil’s been up $20 a barrel in recent weeks. So, it’s a little difficult to tell about it, but I think what we said is pretty much how we feel about it.

Chris Rapalje — SunTrust Robinson Humphrey — Analyst

Okay. And with some of the consolidation that’s been going on, have you seen any opportunistic buys in the space? Or do you expect for that to be a factor going forward?

Robert Alderson — Kirkland’s, Inc. — President and CEO

I think in terms of — are you asking about merchandise?

Chris Rapalje — SunTrust Robinson Humphrey — Analyst

Yes. So, you know, we, in particular, thought that perhaps that with the linens liquidation, you may have seen some merchandise come available.

Robert Alderson — Kirkland’s, Inc. — President and CEO

You know, we’ve seen some opportunity buys, but really the linens thing has sort of worked its way through as Bombay — both of those are sort of a year ago. And right now, I think the opportunity for us is not so much about opportunity buys, but continuing to stay new and fresh, and as far in front of the marketplace as we can on things that we believe customers will like to have in their home.

We’re continuing to work on adjusting our merchandise mix to the appropriate level between home decor and gift and impulse. So we still have some opportunity there, but — and we’ll take advantage of opportunity buys, should they become available. But we haven’t seen a lot of that.

Chris Rapalje — SunTrust Robinson Humphrey — Analyst

Okay. And then, finally, with regard to holiday, I guess where are you with your purchasing for that period? And if you have any thoughts about — that you’d like to share about where you expect your focus to be with the offering.

Robert Alderson — Kirkland’s, Inc. — President and CEO

We will probably buy that merchandise piece down some for 2009 as it relates to the seasonal decorating side, but we expect those dollars to be translated into more giftable items.

So, we’re expecting to have a holiday season; it was an unusual one in 2008, because it came very late, and the sales were quite explosive as you got within the last seven to eight days before Christmas. And they were very strong after Christmas for about three weeks.

So, very likely we’ll have somewhat of the same sort of season, as customers are going to be looking for lower prices and bargains, and we’ll try to be appropriately prepared for that, with well-priced merchandise. And the shift will be as I said.

Chris Rapalje — SunTrust Robinson Humphrey — Analyst

Well, good luck. Thanks very much.

Operator

(Operator Instructions). Brad Leonard, BML Capital Management.

Brad Leonard — BML Capital Management, LLC — Analyst

First off, great quarter. And Robert, also, I thought you did a nice job with your letter in the annual report. (multiple speakers) And just — the only thing I had — I think you covered pretty much everything in your prepared remarks — can you run by me the opening and closings for 2010 and your thoughts on that, I guess?

Robert Alderson — Kirkland’s, Inc. — President and CEO

Yes, I think we will — we’ll open more stores in 2010, and I think probably the most significant thing about that is, is that I would guess that that’s going to be a very good class. The preliminary work on 2010 has yielded what we believe are some very good deals and they continue to be in the core markets.

And I think we’ll be — we hope to be slightly in a net growth situation. We said 25 to 30 new store openings, and we project at this moment about 25 closings. Obviously, the closing part probably is going to move around a bit more than the opening part.

Brad Leonard — BML Capital Management, LLC — Analyst

Okay. And on the closing, are those mostly — I mean, are these just moving from mall to off-mall? Or are these kind of an expansion in the existing markets, or a mix of both, I guess?

Mike Madden — Kirkland’s, Inc. — SVP and CFO

I think for the most part, it’s the move from mall to off-mall. In terms of 2010, I think we’re starting to get toward the end of that several years of mall lease expiration that we’re working through.

Brad Leonard — BML Capital Management, LLC — Analyst

You’re not going to have many, and so I’m just kind of looking here — we’re going to be down to maybe 25, 30 by the end of 2010, in mall stores or something like that?

Robert Alderson — Kirkland’s, Inc. — President and CEO

It could be. I think we’re going to — as I said, I think we’re going to continue to evaluate every deal, to see if we can generate with a renewal of some kind. Unless we have an opportunity to replace that store, we’ll continue to keep it alive if we can generate a strong four-wall contribution from it.

So we’re going to evaluate them one by one. I think it’s the way we’ve been doing it. And we started doing this five years ago, preparing to be where we are today. And we’re happy to have the opportunity to make the decisions on a case-by-case basis, as opposed to having to think about wholesale closings, like some are having to do.

Brad Leonard — BML Capital Management, LLC — Analyst

Sure. And then lastly, on the conversion, you say that was slightly down?

Mike Madden — Kirkland’s, Inc. — SVP and CFO

Yes. I would say that much of that is a comparison to a quarter that was much more promotional last year. We had more clearance activity going on in that quarter, as we were working our way through some of the merchandise that came over from 2007.

Brad Leonard — BML Capital Management, LLC — Analyst

Sure. So most of the comp was — it was average ticket, you said?

Mike Madden — Kirkland’s, Inc. — SVP and CFO

Yes.

Brad Leonard — BML Capital Management, LLC — Analyst

Okay. That’s all I have. Very good. Nice job.

Mike Madden — Kirkland’s, Inc. — SVP and CFO

Thanks, Brad.

Robert Alderson — Kirkland’s, Inc. — President and CEO

Thank you, Brad. We appreciate it.

Operator

Neely Tamminga, Piper Jaffray.

Maria Vizuete — Piper Jaffray & Co. — Analyst

Good morning, gentlemen. This is actually Maria for Neely. Congratulations on a phenomenal quarter.

Robert Alderson — Kirkland’s, Inc. — President and CEO

Thank you.

Maria Vizuete — Piper Jaffray & Co. — Analyst

I just — yes, you’re welcome. I just have a couple of questions. If you can talk a little bit about what you guys did in the first quarter, to drive traffic, and what your plans are for the next couple quarters to continue that — to keep that traffic positive.

Robert Alderson — Kirkland’s, Inc. — President and CEO

Well, we continue to communicate strongly with our customers through email and let them know about opportunities that are available in the store, whether its a sale event or something else that we think is — would be interesting to them. We are very value-driven and they understand that, but we’re also very — we’re delivering great style, so I think the combination of price and style, when we communicate that, does very well with customers.

We’re also communicating in-store with signage about what’s special and what’s going on, and we have merchandise to back that up. We’ve bought for weekend events, and we’ve run a couple of special events this year on Fridays that we haven’t done before. We do weekend sales. The one-day sales have been something that’s new to the first half of this year.

So we’ll continue to try to be aware that we have a customer that’s challenged right now, and to deliver them merchandise that’s attractive to them, both in price and quality and style; but also deliver it at a price that makes it profitable for Kirkland’s to sell it to them.

So, that’s our focus. And so far, that’s been a combination that’s brought people to the store. We also have a very loyal customer base, and we’re very thankful for that.

Maria Vizuete — Piper Jaffray & Co. — Analyst

That’s great, thank you. Can you also talk a little bit about that customer base? Are you guys — do you guys think that you’re attracting a new customer? Or do you just think this is the loyal shopper that you’ve (technical difficulty)?

Robert Alderson — Kirkland’s, Inc. — President and CEO

We are obviously attracting our loyal customer, and the effort that we’re making, and we alluded to, is to be much more aware of developing new customers.

We’re going to try to reach out to them, beginning this quarter, to add to our email base. We know that when we send an effective email communication, our customer responds. So it would make sense to expand that base.

We’ll do some — we’ll make use of some of the social networking sites on a limited basis beginning this quarter, but continue to expand that, to try to get customers to help us add customers. And we will also, I think, reach more customers, many of whom we hope are new, not only as ones that, as we begin to serve their market again by adding a store, but customers that will possibly respond to our new e-commerce initiative.

That’s going to start very slowly in this quarter, and then, hopefully, accelerate over the next 12 to 18 months.

Maria Vizuete — Piper Jaffray & Co. — Analyst

Great. Thank you so much, and good luck.

Operator

(Operator Instructions). Keith Curtis, Brant Point Capital.

Keith Curtis — Brant Point Capital Management — Analyst

For someone that’s new to the story, I guess the answer to the prior question helped a little bit, but how would you explain such positive — you guys are really outperforming in this environment — how do you take a step back and just kind of — how do you explain the strength in the comps over the last year?

Robert Alderson — Kirkland’s, Inc. — President and CEO

I think we have better merchandise in the store. And it’s much better priced in relation to the value of that merchandise. And so I think that’s attractive to customers, and especially in a time of economic challenge. But that’s — Kirkland’s has been successful — we’ve been around for 46 years or so, and the times of deep economic challenge have been a very small portion of that. So we have some experience as a value operator that I think is very valuable to us right now.

I think the other part of that is that we have been much better about communicating with the customers and inviting them into the store. I think our ability to reach out to them has improved dramatically over what we did a few years ago, and that’s been helpful. But most of all, it’s been about merchandise improvement.

Keith Curtis — Brant Point Capital Management — Analyst

And your traffic is positive?

Robert Alderson — Kirkland’s, Inc. — President and CEO

It’s been positive this year, yes.

Keith Curtis — Brant Point Capital Management — Analyst

Okay. And your comments earlier on the gross margins, I think you said second quarter was a less profitable quarter because of promotions. But in terms of the year-over-year delta, how would you guide us in terms of having looked at that versus what you just did in Q1, where you had about a 600 basis point improvement? Could we still look for some year-over-year improvement or —?

Mike Madden — Kirkland’s, Inc. — SVP and CFO

Yes. It’s Mike. I think what we said in our comments that while we didn’t expect the margins to be at the level of Q1, we still expected to outperform the prior year’s second quarter. It is more promotional because you have some clearance events, you’ve got some holidays, but we still expect margins to improve.

Keith Curtis — Brant Point Capital Management — Analyst

Bit in terms of the level of year-over-year improvement, I mean, you had such a big (multiple speakers) —

Mike Madden — Kirkland’s, Inc. — SVP and CFO

Well, the level of year-over-year improvement in the first quarter was increased a bit because we were up against a quarter that, as I said earlier, had more clearance activity, because as we came out of 2007, we still had some pockets of merchandise that we had to work through in the early part of first quarter 2008.

So the margin comparison in the first quarter was a little bit easier. As you work your way through the year, however, that’s going to be a little bit more difficult because we started to gain some traction in merchandising as the year went on and the margins improved.

Keith Curtis — Brant Point Capital Management — Analyst

Okay, I see. And just lastly on your cash flow, it looked like your cash from operations was negative this quarter. Just — I’m not sure if you commented on that in your prepared remarks. I’m just curious what the color is there.

Mike Madden — Kirkland’s, Inc. — SVP and CFO

The main reason for that is a tax payment that was made in April. We paid about $5.6 million in income taxes out in April of this year.

Keith Curtis — Brant Point Capital Management — Analyst

Got it. Great, thanks a lot.

Mike Madden — Kirkland’s, Inc. — SVP and CFO

All right, thank you.

Robert Alderson — Kirkland’s, Inc. — President and CEO

Thank you.

Operator

And Mr. Alderson, there are no further questions at this time. I will now turn the call back to you.

Robert Alderson — Kirkland’s, Inc. — President and CEO

Thanks very much, everyone. We appreciate you joining us today and we look forward to talking with you again soon.

Operator

Ladies and gentlemen, that does conclude the conference call for today. We thank you for your participation and ask that you please disconnect your line.